Exhibit 99.2

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

This document relates to a proposed share exchange, which is a business combination involving the securities of a foreign company. The transaction is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than pursuant to the share exchange, such as in open market or privately negotiated purchases.

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

[Delivery Document]

Securities Code: 4494

May 12, 2026

To Our Shareholders:

VarioSecure Inc.

1-6 Kanda Nishikicho, Chiyoda-ku, Tokyo

President and Representative Director: Shoichi Onoe

NOTICE OF THE 11TH ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholders,

We extend our sincere appreciation for your continued support of VarioSecure Inc. (the “Company”).

We hereby give notice that the 11th Annual Meeting of Shareholders of the Company will be held as set forth below.

In connection with the convocation of this Annual Meeting, the Company has taken electronic provision measures with respect to information constituting the content of the Reference Documents for the General Meeting of Shareholders and other materials (“Electronically Provided Matters”). Such materials have been posted on the Company’s website as the “Notice of the 11th Annual Meeting of Shareholders.” Please access the Company’s website at the address below to review them.

Company Website: https://www.variosecure.net/ir/library/

(Please access via the “Shareholders’ Meeting” tab.)

The Electronically Provided Matters are also available on the shareholder meeting materials posting website and on the Tokyo Stock Exchange (“TSE”) website. Please access one of the websites listed below and search for the Company by entering the company name “VarioSecure” or the securities code “4494”, then select “Basic Information” followed by “Documents for Public Inspection/PR Information”, and review the materials under the “Notice of Convocation/Shareholder Meeting Materials” column.

Shareholder Meeting Materials Website: https://d.sokai.jp/4494/teiji/

TSE Website (TSE Listed Company Information Service): https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show=Show

Shareholders may exercise their voting rights by mail or via the Internet in lieu of attending the meeting in person. After reviewing the Reference Documents for the General Meeting of Shareholders, please exercise your voting rights by 6:00 p.m. on Tuesday, May 26, 2026 in accordance with the instructions provided herein.

Sincerely, the Board of Directors

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

1.	Date and Time	Wednesday, May 27, 2026 at 10:00 a.m. (Registration opens at 9:30 a.m.)

2.	Location	CONFERENCE, 3F Kanda Square, 2-1 Kanda Nishikicho, Chiyoda-ku, Tokyo (Please refer to the venue map at the end of this document.)

3.	Agenda	Matters for Report
Report on the Business Report and Financial Statements for the 11th Fiscal Year (March 1, 2025 to February 28, 2026)

	Matters for Resolution	Proposal No. 1: Approval of the Share Exchange Agreement between the Company and HEROZ, Inc. Proposal No. 2: Election of Four (4) Directors (excluding Audit and Supervisory Committee Members) Proposal No. 3: Election of Three (3) Directors Who Are Members of the Audit and Supervisory Committee

4.	Voting Instructions	(1) Voting by Mail: Please indicate your vote on the enclosed Voting Rights Exercise Form and return it so that it is received by 6:00 p.m. on Tuesday, May 26, 2026. (2) Voting via the Internet: Please review the instructions on pages 4-5 and exercise your voting rights by 6:00 p.m. on Tuesday, May 26, 2026. (3) If voting rights are exercised multiple times: Internet votes shall take precedence over mail votes. If multiple Internet votes are submitted, the last submission shall be valid. (4) If no vote is indicated on a proposal: A vote in favor shall be assumed.

In the event that any corrections are made to the Electronically Provided Matters, the details of such corrections (including the pre-correction and post-correction content) will be posted on the Company’s website (https://www.variosecure.net/), the shareholder meeting materials posting website (https://d.sokai.jp/4494/teiji/), and the TSE website (TSE Listed Company Information Service) (https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show=Show).

For shareholders who have requested delivery of documents in writing, a document containing the Electronically Provided Matters is enclosed herewith. However, pursuant to applicable laws and Article 15 of the Company’s Articles of Incorporation, the following matters have been excluded from such document:

(i) “Overview of the Framework to Ensure Proper Business Operations and the Status of Its Operation” in the Business Report;

(ii) “Fundamental Policy on Control of the Company” in the Business Report;

(iii) “Notes to Standalone Financial Statements” in the Financial Statements; and

(iv) The “Articles of Incorporation” of HEROZ, Inc. and the “Contents of the Financial Statements for HEROZ’s Most Recent Fiscal Year (FY2025, ending April 2025)” included in the Reference Documents for the General Meeting of Shareholders.

Notice for Shareholders Attending in Person

• Please present the enclosed Voting Rights Exercise Form at the registration desk upon arrival.

• No souvenirs will be provided to attending shareholders. We appreciate your understanding.

• If any attendee appears unwell after the meeting commences, a staff member may approach them or request that they leave the venue.

• Detailed explanations of matters for report (including audit reports) and proposals will be omitted at the meeting. Shareholders are requested to review this Notice in advance.

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

Instructions for Exercising Voting Rights via the Internet

Shareholders wishing to exercise voting rights via the Internet are requested to note the following:

1. Voting Website

Internet voting is available exclusively through the voting website designated by the Company:

Voting Website: https://www.web54.net

2. How to Vote via the Internet

(1) Using a Personal Computer

Access the above URL and enter the “Voting Code” and “Password” printed on the Voting Rights Exercise Form enclosed with this Notice, then follow the on-screen instructions to cast your vote.

(2) Using a Smartphone

Scan the “QR Code for Smartphone Voting” printed on the Voting Rights Exercise Form to access the smartphone voting website, where your Voting Code and Password will be entered automatically. To change a previously submitted vote after using the QR code, scan the QR code again and enter your Voting Code and Password manually.

3. Voting Procedures

(1) The voting deadline is 6:00 p.m. on Tuesday, May 26, 2026. We encourage shareholders to vote early.

(2) If voting rights are exercised both by mail and via the Internet, the Internet submission shall be deemed valid. If multiple Internet submissions are made, the last submission shall be deemed valid.

(3) Internet connection fees and related charges are the responsibility of the shareholder.

(4) The voting website may not be accessible depending on your Internet environment.

4. Handling of Voting Code and Password

(1) Your Password is important personal information used to verify your identity as a registered shareholder. Please handle it with care, as you would a personal seal or PIN.

(2) If the Password is entered incorrectly a certain number of times, it will become locked. To request reissuance, follow the on-screen instructions.

(3) The Voting Code printed on the Voting Rights Exercise Form is valid only for this Annual Meeting.

5. Technical Support

(1) For questions regarding computer operation for online voting, please contact:

Sumitomo Mitsui Trust Bank, Stock Transfer Agency Web Support Dedicated Line

Tel: 0120-652-031 (Hours: 9:00 a.m. – 9:00 p.m.)

(2) For all other inquiries:

•	Shareholders who hold shares through a securities firm: Please contact your brokerage firm.

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

BUSINESS REPORT

(For the fiscal year from March 1, 2025 to February 28, 2026)

1. Current Status of the Company

(1) Business Overview for the Current Fiscal Year

(i) Business Progress and Results

During the current fiscal year, the Japanese economy continued to recover moderately, supported by improvements in employment and income conditions and the effects of various government policies. At the same time, rising prices, U.S. trade policy developments, and escalating tensions in the Middle East contributed to heightened uncertainty in the global economy, presenting downside risks to the domestic economy.

With respect to the security services market in which the Company operates, cyber threats continue to intensify year by year, with ransomware attacks posing serious risks not only to small and medium-sized enterprises (SMEs) but also to large corporations.

In this environment, demand in the security services market continues to expand in response to increasingly diverse cyberattack threats. The trend of enterprises outsourcing their security operations and monitoring to managed security service providers—due to the difficulty of managing sophisticated security measures in-house—has supported continued growth in service adoption. In August 2025, the Company also launched a ransomware protection package designed to address business continuity risks for mid-sized and SME enterprises.

Against this backdrop, revenue from Security BPO Services (Note 1) increased year-over-year, driven by the accumulation of recurring subscription revenue, a low churn rate of 0.72% (Note 2), the effect of price revisions, and growth in the number of Vario Managed EDR licenses. In Integration Services, the Network Integration Service—covering procurement and construction of network equipment—also achieved year-over-year revenue growth.

Costs increased due to price hikes in various license and maintenance fees resulting from rising raw material and energy prices.

As a result, the Company’s performance for the current fiscal year under Japanese GAAP was as follows: net revenue of ¥2,842,655 thousand (up 6.6% year-over-year), operating income of ¥302,276 thousand (up 39.2%), ordinary income of ¥290,422 thousand (up 41.2%), and net income of ¥105,811 thousand (up 46.9%).

For reference, the Company’s performance under IFRS was as follows: revenue of ¥2,842,655 thousand (up 6.6% year-over-year), operating income of ¥561,509 thousand (up 14.1%), income before taxes of ¥546,538 thousand (up 14.5%), and net income of ¥377,611 thousand (up 10.3%). Please also refer to “(2) Financial Results for the Three Most Recent Fiscal Years” below, which includes reference IFRS data.

(Note 1) The service previously referred to as “Managed Security Services” has been renamed “Security BPO Services” for the current fiscal year. This is a name change only and has no impact on segment information.

(Note 2) Churn rate (value-based) = Annual cancelled contract value ÷ (Monthly recurring revenue at the beginning of each fiscal year × 12)

(ii) Capital Expenditures

Total capital expenditures for the current fiscal year amounted to ¥87,895 thousand, primarily consisting of ¥61,831 thousand in tools, equipment, and software development costs related to Security BPO Services, which were capitalized as software in progress.

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

(iii) Financing Activities

Not applicable.

(iv) Transfer, Absorption-Type Company Split, or Incorporation-Type Company Split

Not applicable.

(v) Acquisition of Business from Another Company

Not applicable.

(vi) Succession of Rights and Obligations Through Merger or Absorption-Type Company Split

Not applicable.

(vii) Acquisition or Disposal of Shares or Stock Acquisition Rights of Another Company

Not applicable.

(2) Financial Results for the Three Most Recent Fiscal Years (Japanese GAAP)

	FY8 (Feb. 2023)	FY9 (Feb. 2024)	FY10 (Feb. 2025)	FY11 (Current) (Feb. 2026)
Net Revenue (¥ thousands)	2,634,377	2,640,423	2,667,539	2,842,655
Ordinary Income (¥ thousands)	276,062	246,848	205,677	290,422
Net Income (¥ thousands)	110,313	88,924	72,049	105,811
EPS (¥)	26.88	19.69	15.94	23.41
Total Assets (¥ thousands)	6,179,162	5,697,743	5,325,076	5,211,568
Net Assets (¥ thousands)	3,834,938	3,743,219	3,817,130	3,922,941
BPS (¥)	849.35	828.41	844.53	868.19

(Notes) 1. EPS (earnings per share) is calculated using the weighted average number of shares outstanding during the period.

2. BPS (book value per share) is calculated using the total number of shares outstanding at fiscal year-end.

(Reference) Financial Results for the Three Most Recent Fiscal Years (IFRS)

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

	FY8 (Feb. 2023)	FY9 (Feb. 2024)	FY10 (Feb. 2025)	FY11 (Current) (Feb. 2026)
Revenue (¥ thousands)	2,634,377	2,640,423	2,667,539	2,842,655
Income Before Taxes (¥ thousands)	542,394	509,156	477,175	546,538
Net Income (¥ thousands)	383,316	347,604	342,233	377,611
Basic EPS (¥)	93.41	76.96	75.72	83.55
Total Assets (¥ thousands)	7,826,190	7,649,933	7,576,240	7,791,276
Total Equity (¥ thousands)	5,378,973	5,548,163	5,891,882	6,270,144
BPS (Total Equity) (¥)	1,191.32	1,227.87	1,303.56	1,387.65

(Notes) 1. The Company prepares financial statements under IFRS; accordingly, IFRS-based figures are also presented for reference.

2. Basic EPS is calculated using the weighted average number of shares outstanding during the period.

3. BPS (book value per share based on total equity) is calculated using the total number of shares outstanding at fiscal year-end.

(3) Significant Parent Company and Subsidiary Information

(i) Parent Company

The Company’s parent company is HEROZ, Inc., which holds 1,934 thousand shares of the Company’s common stock, representing a voting rights ratio of 42.8%.

HEROZ, Inc. has the authority to nominate candidates for six (6) of the Company’s director positions (excluding directors who are members of the Audit and Supervisory Committee), as well as the authority to remove nominated directors. The Company’s Nomination Committee has the authority to nominate the remaining five (5) candidates (including three (3) directors who are members of the Audit and Supervisory Committee).

(ii) Transactions with the Parent Company

Not applicable.

(iii) Significant Subsidiaries

Not applicable.

(4) Key Business Challenges

(i) Talent Acquisition and Development

We recognize that attracting and developing talent—the source of sustainable corporate value creation—is the Company’s most critical challenge in pursuit of medium-term growth. Leveraging HEROZ, Inc.’s upcoming acquisition of the Company as a wholly-owned subsidiary as an opportunity, the Company will directly incorporate HEROZ’s “HR Enablement Service” into its recruitment strategy. We will use AI-powered data analytics to improve recruiting precision and will pursue optimal outreach to target talent pools, thereby significantly accelerating the acquisition of immediately deployable specialized professionals. We will also build a unified Group recruiting brand to establish competitive advantage in the talent market, create an environment where exceptional talent can maximize their capabilities, and drive further growth by maximizing Group synergies.

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

(ii) Strengthening Management Structure

The Company believes that strengthening its management structure is essential for sustainable corporate growth. Using the planned acquisition of the Company as a wholly-owned subsidiary by HEROZ, Inc. as an opportunity, the Company will work to accelerate and streamline decision-making while enhancing management transparency, with the goal of further improving long-term corporate value.

(iii) Service Development Responsive to New Technologies and Social Changes

As cloud service adoption expands, work styles evolve, and cyberattacks become increasingly sophisticated, security threats now transcend traditional network perimeters. Against this backdrop, the Company has expanded its service portfolio beyond managed security services—including uptime monitoring and device maintenance—to include endpoint security services for detecting and eliminating security risks and backup services for data protection and recovery. In its medium-term business plan, the Company aims to provide comprehensive security services as an integrated security vendor. The Company will continue to deliver services that meet evolving market demands as the need for new security solutions grows.

(5) Principal Business Activities (as of February 28, 2026)

The Company’s mission is: “Your NET Guardian, alongside your invaluable Future” — partnering with enterprises to protect their network security and support safe and reliable business operations. The Company provides Security BPaaS (Business Process as a Service) “Vario Ultimate ZERO,” which handles 24/365 WORK in security.

Under its value proposition of “Justice for your NET” — permanently deploying a champion of justice for corporate network infrastructure — the Company provides network security deployment and managed operations services based on domestically developed, proprietary products.

Segment	Service Line	Business Description
Internet Security Services	Security BPO Services	• Integrated internet security service using the Company’s proprietary dedicated device (VSR) • Data backup service (VDaP) • Endpoint security service (Vario EDR) • Vario Managed LAN/Wi-Fi service

	Integration Services	• Sales of VCR (Vario Communicate Router), a unified threat management (UTM) device for SMEs • Network Integration Service: procurement and construction of network equipment

(6) Principal Offices (as of February 28, 2026)

Office	Location
Head Office	Chiyoda-ku, Tokyo

Osaka Office	Nishi-ku, Osaka City, Osaka

Fukuoka Sales Office	Hakata-ku, Fukuoka City, Fukuoka

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

(7) Employee Status (as of February 28, 2026)

Headcount	Change vs. Prior Year	Average Age	Avg. Years of Service
83 (4.7)	Decreased by 10	40.13 years	6.07 years

(Note) Headcount reflects active employees. Temporary employees (including part-time and agency workers) are shown in parentheses as the average number employed over the most recent one-year period and are excluded from the headcount figure.

(8) Principal Borrowings (as of February 28, 2026)

Lender	Outstanding Balance (¥ thousands)
Mizuho Bank, Ltd.	337,500
Aozora Bank, Ltd.	337,500
Shoko Chukin Bank, Ltd.	225,000

(9) Other Material Matters Regarding the Current Status of the Company

Not applicable.

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

2. Share Information (as of February 28, 2026)

(1) Authorized Shares	14,900,000 shares
(2) Issued and Outstanding Shares	4,522,961 shares
(3) Number of Shareholders	2,655 shareholders

(4) Principal Shareholders

Shareholder	Shares Held	Ownership %
HEROZ, Inc.	1,934,000	42.80%
Hikari Tsushin KK Investment Business LP	301,600	6.67%
Rakuten Securities, Inc. (Joint Account)	157,800	3.49%
SBI Securities Co., Ltd.	130,098	2.88%
Hikari Power Co., Ltd.	114,300	2.53%
UH Partners 2 Investment Business LP	109,600	2.43%
Yasumitsu Shigeta	106,600	2.36%
BNY GCM CLIENT ACCOUNT JPRD AC ISG (FE-AC) (Standing Agent: MUFG Bank, Ltd.)	64,200	1.42%
Shigeo Makita	54,300	1.20%
Daisuke Yamamoto	52,000	1.15%

(Note)	Ownership percentage is calculated by deducting treasury shares (4,427 shares) from the denominator, rounded to two decimal places.

(5) Shares Granted to Directors as Compensation During the Current Fiscal Year

Not applicable.

(6) Other Material Matters Regarding Shares

Nothing material to report.

3. Stock Acquisition Rights

(1) Stock Acquisition Rights Held by Directors as Compensation (as of fiscal year-end)

Not applicable.

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

(2) Stock Acquisition Rights Granted to Employees as Compensation During the Current Fiscal Year

Not applicable.

(3) Other Material Matters Regarding Stock Acquisition Rights

Not applicable.

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

4. Directors and Officers

(1) Directors (as of February 28, 2026)

Position	Name	Responsibilities and Significant Concurrent Positions
President and Representative Director	Shoichi Onoe	Head of Business Division Global Bright LLC – Representative Member

Director	Takahiro Hayashi	HEROZ, Inc. – President and Representative Director (CEO) StrategIT Co., Ltd. – Director AI Squared, Inc. – Director Tifana.com, Inc. – Director VOIQ Inc. – Director Rakumachi, Inc. – Outside Director

Director	Keiichi Iguchi	HEROZ, Inc. – Director (CTO) VOIQ Inc. – Director

Director	Hiroya Mori	HEROZ, Inc. – Director (CFO) StrategIT Co., Ltd. – Director AI Squared, Inc. – Director Tifana.com, Inc. – President and Representative Director VOIQ Inc. – Director

Director (Audit and Supervisory Committee Member)	Keiko Hata	HOP Inc. – President and Representative Director (CEO)

Director (Audit and Supervisory Committee Member)	Kana Takahashi	Hifumi General Law Office – Attorney at Law matsuri technologies Inc. – Outside Audit & Supervisory Board Member Canadian Solar Infrastructure Fund – Supervisory Officer Renatasu Inc. – Director (Audit and Supervisory Committee Member) Kasumigaseki Hotel REIT Investment Corp. – Supervisory Officer

Director (Audit and Supervisory Committee Member)	Motoi Moriwaki

(Notes)

1. Directors who resigned during the current fiscal year:

Name	Resignation Date	Reason	Title and Responsibilities at Time of Resignation
Satoshi Yamamori	November 18, 2025	Resignation	Director

Hidetoshi Nagai	February 24, 2026	Resignation	Director, Head of Administration Division

2. Changes in director titles and responsibilities during the current fiscal year:

Name	Previous Title	New Title	Effective Date
Satoshi Yamamori	President & Representative Director, Head of Technology Division	Director	July 11, 2025

Shoichi Onoe	Director, Head of Sales Division	President & Representative Director, Head of Sales Division	July 11, 2025

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

3. Under the Company’s structure as a company with an Audit and Supervisory Committee, the Committee conducts organizational audits through the internal control system. The full-time internal audit department head shares audit-relevant information with the directors serving as Audit and Supervisory Committee members, enabling appropriate mutual cooperation. Accordingly, the Company has determined that a standing (full-time) Audit and Supervisory Committee member is not required.

4. Directors Keiko Hata, Kana Takahashi, and Motoi Moriwaki are outside directors serving as Audit and Supervisory Committee members.

5. Director Keiko Hata has extensive expertise in human capital development.

6. Director Kana Takahashi is a licensed attorney and possesses advanced professional expertise in corporate law, the Financial Instruments and Exchange Act, and related regulations.

7. Director Motoi Moriwaki has extensive knowledge of finance and accounting.

8. The Company has designated Directors Keiko Hata, Kana Takahashi, and Motoi Moriwaki as independent officers as defined by the TSE and has filed the relevant notification with the TSE.

(2) Liability Limitation Agreements

Pursuant to Article 427, Paragraph 1 of the Companies Act, the Company has entered into agreements with its non-executive directors and outside directors serving as Audit and Supervisory Committee members to limit their liability for damages under Article 423, Paragraph 1 of the Companies Act. The maximum liability under such agreements is the amount prescribed by applicable law. Such limitation of liability applies only when the relevant director has acted in good faith and without gross negligence in the performance of the duties giving rise to such liability.

(3) Directors’ and Officers’ (D&O) Liability Insurance

The Company has entered into a Directors’ and Officers’ (D&O) liability insurance contract as provided for under Article 430-3, Paragraph 1 of the Companies Act. The insured parties are the Company’s directors and directors serving as Audit and Supervisory Committee members. All insurance premiums are paid by the Company; accordingly, insured parties bear no portion of the premium. Under this policy, if a claim for damages is made against an insured party during the policy period arising from acts taken in their capacity as a director, the policy covers damages payable and litigation costs incurred by the insured party. Certain exclusions apply, including acts where the insured party knew such acts were in violation of law.

(4) Director Compensation

(i) Policy for Determining Individual Director Compensation (Excluding Audit and Supervisory Committee Members)

The policy for determining individual director compensation (excluding Audit and Supervisory Committee members) was resolved at the Extraordinary Board of Directors’ Meeting held on November 30, 2022.

a. Basic Policy

Director compensation (excluding Audit and Supervisory Committee members) shall constitute a compensation structure that functions as a sufficient incentive for the sustainable improvement of corporate value. Individual director compensation shall be set at appropriate levels reflecting each director’s responsibilities. Specifically, the compensation of executive directors shall consist of base salary (fixed compensation), performance-based compensation, and non-monetary compensation. Outside directors, in light of their supervisory role, shall receive base salary only.

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

To enhance procedural fairness, transparency, and objectivity in compensation decisions, the Board has established a voluntary Compensation Committee as an advisory body. The Committee deliberates on matters relating to individual director compensation and assesses whether compensation levels are appropriate, reporting its findings to the Board.

b. Policy on Base Salary (Cash Compensation)

Director base salary shall be a fixed monthly payment, determined comprehensively taking into account each director’s role, responsibilities, and tenure, benchmarked against peer companies, corporate performance, and employee compensation levels.

c. Performance-Based Compensation and Non-Monetary Compensation

Performance-based compensation shall be a cash payment reflecting business performance metrics for each fiscal year, calculated based on the degree of achievement of revenue, operating income, and net income targets for the fiscal year, and paid in the following year.

Non-monetary compensation shall be granted in the form of restricted stock units (RSUs) to incentivize medium- to long-term corporate value creation and stock price appreciation, and to align directors’ interests with those of shareholders. The total amount shall be within the limits approved at the general meeting of shareholders. The specific timing and allocation of RSUs shall be determined by the Board of Directors.

d. Policy on Proportions of Each Compensation Component

The proportion of base salary, performance-based compensation, and non-monetary compensation relative to total individual director compensation shall be set at the most appropriate ratio to align the interests of shareholders and management, and to contribute to the sustainable enhancement of corporate value.

e. Decision Process for Individual Director Compensation

The Board of Directors has delegated to the Representative Directors the authority to make final decisions on individual cash compensation for directors, based on the advisory findings of the Compensation Committee. This delegation reflects the judgment that Representative Directors Satoshi Yamamori and Shoichi Onoe are best positioned to comprehensively evaluate corporate performance and individual directors’ execution of duties. The Representative Directors must act in accordance with the Compensation Committee’s recommendations; accordingly, the Board has determined that the resulting compensation is consistent with established policy.

Non-monetary compensation shall be determined by resolution of the Board of Directors, based on the advisory findings of the Compensation Committee, with the specific number of shares allocated to each individual director specified.

(ii) Shareholder Resolutions on Director Compensation

At the Extraordinary General Meeting of Shareholders held on November 30, 2022, the aggregate annual compensation for directors (excluding Audit and Supervisory Committee members) was approved at up to ¥130 million per year (of which, up to ¥10 million per year for outside directors). At the time of such resolution, there were eight (8) directors (excluding Audit and Supervisory Committee members), including one (1) outside director.

At the same meeting, the aggregate annual compensation for directors serving as Audit and Supervisory Committee members was approved at up to ¥25 million per year. At the time of such resolution, there were three (3) such directors, all of whom were outside directors.

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

Additionally, separate from the above cash compensation caps, at the same meeting a budget of up to ¥20 million per year for RSU grants to directors (excluding Audit and Supervisory Committee members, non-executive directors, and outside directors) was approved (excluding compensation attributable to the employee portion for employee-director positions). At the time of such resolution, there were eight (8) directors (excluding Audit and Supervisory Committee members), including three (3) non-executive directors and one (1) outside director, and the eligible directors numbered four (4).

(iii) Total Director Compensation for the Current Fiscal Year

Category	Persons	Total Compensation (¥ thousands)	Fixed Compensation (¥ thousands)	Non-Monetary (RSUs) (¥ thousands)
Directors (excluding Audit and Supervisory Committee Members) (of which, outside directors)	3 (—)	47,102 (—)	46,916 (—)	186 (—)
Directors (Audit and Supervisory Committee Members) (of which, outside directors)	3 (3)	12,600 (12,600)	12,600 (12,600)	— (—)
Total (of which, outside directors)	6 (3)	59,702 (12,600)	59,516 (12,600)	186 (—)

(Note)	Non-monetary compensation consists of RSU grants. Conditions of grant are as described in Section 4.(4) above. The amount shown reflects expenses recognized in the current fiscal year.

(5) Matters Regarding Outside Directors

(i) Significant Concurrent Positions at Other Entities and the Relationship Between Such Entities and the Company

•	Director (Audit and Supervisory Committee Member) Keiko Hata serves as President and Representative Director (CEO) of HOP Inc. There is no special relationship between the Company and such entity.

•

Director (Audit and Supervisory Committee Member) Kana Takahashi serves as an attorney at Hifumi General Law Office, Outside Audit & Supervisory Board Member of matsuri technologies Inc., Supervisory Officer of Canadian Solar Infrastructure Fund, Director (Audit and Supervisory Committee Member) of Renatasu Inc., and Supervisory Officer of Kasumigaseki Hotel REIT Investment Corp. There is no special relationship between the Company and any of such entities.

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

(ii) Activities During the Current Fiscal Year

Name	Attendance and Activities During the Current Fiscal Year
Keiko Hata (Audit and Supervisory Committee Member)	Attended 20 of 21 Board of Directors’ meetings and all 15 Audit and Supervisory Committee meetings held during the fiscal year. Leveraged her extensive experience in human capital development to provide appropriate advice on HR strategy, talent utilization, and organizational revitalization, thereby fulfilling her responsibilities as a director.

Kana Takahashi (Audit and Supervisory Committee Member)	Attended all 21 Board of Directors’ meetings and all 15 Audit and Supervisory Committee meetings held during the fiscal year. Applied her advanced legal expertise as an attorney to oversee management from a legal perspective to strengthen corporate governance, thereby fulfilling her responsibilities as a director.

Motoi Moriwaki (Audit and Supervisory Committee Member)	Attended 20 of 21 Board of Directors’ meetings and all 15 Audit and Supervisory Committee meetings held during the fiscal year. Leveraged his deep knowledge in IR and finance to oversee and advise on management from a fair and impartial perspective, thereby fulfilling his responsibilities as a director.

5. Independent Auditor

(1) Name: Akasaka LLC Audit Corporation

(2) Auditor Fees

Item	Amount (¥ thousands)
Audit fees for the current fiscal year	24,000
Total monetary and other financial benefits payable to the auditor	24,000

(Notes) 1. The audit engagement agreement with the auditor does not separately distinguish between fees for audit under the Companies Act and audit under the Financial Instruments and Exchange Act, and such amounts are not practically distinguishable. Accordingly, the total of both is presented above.

2. The Audit and Supervisory Committee reviewed and verified the appropriateness of the auditor’s audit plan, execution of audit duties, and the basis for fee estimates before consenting to the amount of fees payable.

(3) Policy on Dismissal or Non-Reappointment of the Independent Auditor

If the Audit and Supervisory Committee determines that circumstances warrant dismissal or non-reappointment of the independent auditor—including situations where the auditor’s execution of duties is impaired—it shall determine the content of the relevant agenda item to be submitted to the general meeting of shareholders.

If the Audit and Supervisory Committee determines that the auditor falls under any of the items set forth in Article 340, Paragraph 1 of the Companies Act, it may dismiss the auditor with the unanimous consent of all Audit and Supervisory Committee members. In such case, the first general meeting of shareholders convened after the dismissal shall be informed of the fact and reason for dismissal.

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

Standalone Balance Sheet

(As of February 28, 2026)

(Unit: ¥ thousands)

Item	Amount	Item	Amount
ASSETS		LIABILITIES
CURRENT ASSETS	1,868,393	CURRENT LIABILITIES	547,660
Cash and deposits	973,433	Trade accounts payable	73,179
Trade accounts receivable	528,946	Current portion of long-term borrowings	200,000
Work in process	24,734	Accounts payable – other	43,734
Supplies	184,160	Deferred revenue (current)	8,508
Prepaid expenses	145,730	Accrued expenses	9,881
Advance payments	4,766	Advance payments received	55,311
Other	6,622	Provision for Bonuses	1,000
NON-CURRENT ASSETS	3,343,174	Income taxes payable	122,568
Property, plant and equipment	109,207	Consumption taxes payable	29,177
Building improvements	20,932	Other	4,300
Tools, furniture and fixtures	61,839	NON-CURRENT LIABILITIES	740,965
Construction in progress	26,435	Long-term borrowings	700,000
Intangible assets	3,014,418	Asset retirement obligations	18,578
Software	94,290	Long-term deferred revenue	21,237
Goodwill	2,710,771	Other	1,150

Software in progress	209,356	TOTAL LIABILITIES	1,288,626

Investments and other assets	219,547
Bankruptcy and reorganization claims	129	NET ASSETS
Deferred tax assets	82,141	Shareholders’ equity	3,922,941
Long-term prepaid expenses	66,577	Common stock	751,798
Other	70,829	Capital surplus	1,995,098
Allowance for doubtful accounts	(129)	Additional paid-in capital	541,798
		Other capital surplus	1,453,300
		Retained earnings	1,176,130
		Other retained earnings	1,176,130
		Retained earnings brought forward	1,176,130
		Treasury stock	(85)

		TOTAL NET ASSETS	3,922,941

TOTAL ASSETS	5,211,568	TOTAL LIABILITIES AND NET ASSETS	5,211,568

(Note)	Amounts less than ¥1 thousand are rounded down.

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

Standalone Statement of Income

(For the fiscal year from March 1, 2025 to February 28, 2026)

(Unit: ¥ thousands)

Item		Amount
Net revenue		2,842,655
Cost of revenue		1,388,904
Gross profit		1,453,750
Selling, general and administrative expenses		1,151,474
Operating income		302,276
Non-operating income
Interest income	1,758
Other	1,125	2,883
Non-operating expenses
Interest expense	14,680
Foreign exchange loss	57	14,737
Ordinary income		290,422
Extraordinary losses
Impairment loss	3,368
Loss on disposal of fixed assets	1,265
Settlement payment	12,500	17,134
Income before income taxes		273,288
Income taxes – current	161,851
Income taxes – deferred	5,625	167,476
Net income		105,811

(Note)	Amounts less than ¥1 thousand are rounded down.

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

Statement of Changes in Shareholders’ Equity

(For the fiscal year from March 1, 2025 to February 28, 2026)

(Unit: ¥ thousands)

	Common Stock	Add’l Paid- in Capital	Other Capital Surplus	Total Capital Surplus	Retained Earnings	Treasury Stock	Total Shareholders’ Equity	Total Net Assets
Balance at beginning of period	751,798	541,798	1,453,300	1,995,098	1,070,318	(85)	3,817,130	3,817,130
Changes during the period
Net income	—	—	—	—	105,811	—	105,811	105,811
Total changes during the period	—	—	—	—	105,811	—	105,811	105,811
Balance at end of period	751,798	541,798	1,453,300	1,995,098	1,176,130	(85)	3,922,941	3,922,941

(Note)	Amounts less than ¥1 thousand are rounded down.

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

INDEPENDENT AUDITOR’S REPORT

April 22, 2026

To the Board of Directors of VarioSecure Inc.:

Akasaka LLC Audit Corporation

Chiyoda-ku, Tokyo

Audit Opinion

We have audited the financial statements of VarioSecure Inc. for the 11th fiscal year (March 1, 2025 to February 28, 2026), comprising the balance sheet, statement of Income, statement of changes in shareholders’ equity, and notes thereto (collectively, the “Financial Statements”), and the related supplementary schedules, pursuant to Article 436, Paragraph 2, Item 1 of the Companies Act.

In our opinion, the Financial Statements present fairly, in all material respects, the financial position and results of operations of VarioSecure Inc. for the period covered thereby, in accordance with accounting principles generally accepted in Japan.

Basis for Audit Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are further described in the Auditor’s Responsibilities section below. We are independent of the Company in accordance with the ethical requirements relevant to our audit under Japanese professional ethics requirements, and we have fulfilled our other ethical responsibilities. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

As described in the note on significant subsequent events in the notes to the financial statements, the Company resolved at its Board of Directors’ meeting held on April 14, 2026, to implement a share exchange with HEROZ, Inc. as the wholly-owning parent company and the Company as the wholly-owned subsidiary, and entered into a share exchange agreement on the same date. This share exchange is subject to approval at the 11th Annual Meeting of Shareholders scheduled for May 27, 2026. As a result of the share exchange, HEROZ, Inc. will become the Company’s wholly-owning parent company, and the Company’s shares are expected to be delisted from the TSE on June 26, 2026. This matter does not affect our audit opinion.

Other Information

Other information refers to the Business Report and its supplementary schedules. Management is responsible for preparing and disclosing such other information. The Audit and Supervisory Committee is responsible for overseeing directors’ performance of duties in the process of establishing and operating the financial reporting process with respect to other information. Our audit opinion does not cover other information, and we do not express any opinion thereon. Our responsibility in connection with the audit of the Financial Statements is to read the other information, and in doing so, consider whether there is a material inconsistency between the other information and the Financial Statements or our knowledge obtained in the audit, or whether there otherwise appears to be a material misstatement in the other information. We are required to report if we conclude, based on our work, that there is a material misstatement in the other information. We have no matter to report in this regard.

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

Management’s and Audit and Supervisory Committee’s Responsibilities for the Financial Statements

Management is responsible for the preparation and fair presentation of the Financial Statements in accordance with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern and for disclosing matters related to going concern as required under accounting principles generally accepted in Japan. The Audit and Supervisory Committee is responsible for overseeing directors’ performance of duties in the financial reporting process.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the Financial Statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these Financial Statements.

As part of an audit in accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit. We also: identify and assess the risks of material misstatement; design and perform audit procedures responsive to those risks; select and apply audit procedures; and obtain sufficient appropriate audit evidence as a basis for our opinion. We also consider internal controls relevant to the audit in order to design audit procedures that are appropriate in the circumstances. We evaluate the appropriateness of accounting policies used, the reasonableness of accounting estimates made by management, and the adequacy of disclosures in the financial statements. We conclude on the appropriateness of management’s use of the going concern basis and, based on audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. We communicate with the Audit and Supervisory Committee regarding, among other matters, the planned scope and timing of the audit and significant audit findings.

We also provided the Audit and Supervisory Committee with a statement that we have complied with applicable ethical requirements regarding independence and communicated all relationships and other matters that may reasonably be thought to bear on our independence.

Conflicts of Interest

There are no interests between the Company and us or our engagement partners that are required to be disclosed pursuant to the Certified Public Accountants Act.

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

AUDIT AND SUPERVISORY COMMITTEE REPORT

April 22, 2026

VarioSecure Inc. Audit and Supervisory Committee

The Audit and Supervisory Committee of VarioSecure Inc. has audited the execution of duties by directors during the 11th fiscal year (March 1, 2025 to February 28, 2026). The methods and results are reported below.

1. Audit Methods and Scope

The Audit and Supervisory Committee received regular reports from directors and employees regarding the establishment and operation of the internal control system established pursuant to the Board of Directors’ resolution on the matters set forth in Article 399-13, Paragraph 1, Items 1(b) and 1(c) of the Companies Act, sought explanations as necessary, expressed opinions, and conducted audits by the following methods:

(1) In accordance with audit policies and division of duties established by the Audit and Supervisory Committee, and in coordination with the internal audit department, the Committee attended important meetings, received reports from directors and employees regarding the execution of their duties, sought explanations as necessary, reviewed important approval documents, and investigated business operations and financial condition at the head office.

(2) The Committee monitored and verified that the independent auditor maintained its independence and conducted appropriate audits, received reports from the auditor regarding the performance of its duties, and sought explanations as necessary. The Committee also received notification from the auditor regarding the establishment of systems to ensure proper execution of professional duties under Article 131 of the Company Accounting Regulations, in accordance with the Auditing Standards for Quality Control, and sought explanations as necessary. The Committee also consulted with the independent auditor regarding key audit matters and received reports on audit execution status.

Based on the foregoing, the Committee reviewed the Business Report and its supplementary schedules, and the Financial Statements (balance sheet, statement of Income, statement of changes in shareholders’ equity, and notes thereto) and their supplementary schedules for the current fiscal year.

2. Audit Results

(1) Results of audit of the Business Report:

(i) The Business Report and supplementary schedules fairly present the Company’s condition in accordance with applicable laws and the Company’s articles of incorporation.

(ii) No material wrongdoing or material violation of law or the articles of incorporation was found in connection with the execution of duties by directors.

(iii) The content of the Board of Directors’ resolution regarding the internal control system is appropriate. No issues were identified with respect to the descriptions of the internal control system in the Business Report or the directors’ execution of duties.

(iv) No issues were identified with respect to transactions between the Company and its parent company and affiliates disclosed in the Business Report, including the precautions taken to avoid prejudice to the Company’s interests and the Board of Directors’ judgment regarding whether such transactions are prejudicial to the Company’s interests.

(2) Results of audit of the Financial Statements:

We have determined that the audit methods and results of the independent auditor, Akasaka LLC Audit Corporation, are appropriate.

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

(Note) Audit and Supervisory Committee members Keiko Hata, Kana Takahashi, and Motoi Moriwaki are outside directors as defined in Article 2, Item 15 and Article 331, Paragraph 6 of the Companies Act.

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

REFERENCE DOCUMENTS FOR THE ANNUAL MEETING OF SHAREHOLDERS

Proposal No. 1: Approval of the Share Exchange Agreement between VarioSecure Inc. and HEROZ, Inc.

VarioSecure Inc. (the “Company”) and HEROZ, Inc. (“HEROZ,” and together with the Company, the “Parties”) resolved at their respective Boards of Directors’ meetings held on April 14, 2026 to implement a management integration by way of a share exchange (the “Share Exchange”), with the objective of making HEROZ the wholly-owning parent company and the Company the wholly-owned subsidiary in the Share Exchange (the “Management Integration”), and entered into a Share Exchange Agreement (the “Share Exchange Agreement”) on April 14, 2026.

We hereby request shareholder approval of the Share Exchange Agreement under this Proposal.

The Share Exchange will be implemented with an effective date of June 30, 2026 (the “Effective Date”), with HEROZ proceeding pursuant to the simplified share exchange procedures under Article 796, Paragraph 2 of the Companies Act (without shareholder approval) and the Company obtaining approval at this Annual Meeting of Shareholders.

The Company’s common shares are scheduled to be delisted from the TSE Standard Market on June 26, 2026 (with the last trading day on June 25, 2026), prior to the Effective Date of June 30, 2026.

The reasons for the Share Exchange and a summary of its terms are as follows.

1. Reasons for the Share Exchange

HEROZ operates AI-powered services in both B2C and B2B markets under its concept of “Surprise and Delight.” In the AI market, investment in AI Transformation (“AIX”) across industries has been accelerating since the launch of OpenAI’s “ChatGPT,” and the technological competition, demand expansion, and social implementation of AI—including Large Language Models (LLMs)—are advancing at an accelerating pace. HEROZ defines AIX as bringing about fundamental transformation of society as a whole—including existing business processes and models—by embedding AI into society and unleashing its power.

Within this context, the HEROZ Group has set its group strategy “AI BPaaS” under the brand “HEROZ 3.0,” aiming to go beyond being a mere SaaS tool provider to deliver value in the form of “Agentic Work”—where AI autonomously executes and optimizes entire business processes using generative AI and multi-domain AI agents. Through this approach, HEROZ drives value creation across society and pursues business growth.

The HEROZ Group’s two business segments are “AIX Business” and “AI Security Business.” The AIX Business leverages the HEROZ Group’s full suite of AI and SaaS-related technologies to advance the social implementation of AI and drive AIX across industries, and is divided into B2C and B2B services. The B2C service primarily provides the shogi app “Shogi Wars” to individual users. B2B services include HEROZ’s AI solutions for the B2B market and its AI assistant SaaS “HEROZ ASK,” along with businesses operated by consolidated subsidiaries StrategIT Co., Ltd., AI Squared, Inc., Tifana.com, Inc., and VOIQ Inc. The AI Security Business is the Company’s internet security segment.

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

The Company’s vision is “Realizing a smart society where people can live with peace of mind.” The Company’s products and services protect mid-sized and SME businesses from threats; however, the Company’s ultimate purpose is to protect the “everyday lives” of the individuals behind those businesses. By protecting companies’ challenges behind the scenes through its products and services, the Company aims to create a robust social infrastructure where everyone can benefit safely and naturally from the advantages of ICT.

The Company’s mission is “To be the unique and indispensable entity that supports social safety and security by delivering easy-to-use, high-quality security platforms to all mid-sized and SME enterprises.” The Company provides managed security services, network and endpoint security, and integration services as part of its 24/365 WORK approach to security. For mid-sized and SME enterprises—which comprise the majority of Japanese businesses—advanced cybersecurity measures impose significant cost and operational burdens. The Company provides security platforms that are both “easy to implement” and of “high quality” through its technical expertise and support structure. By absorbing the complexity of underlying technology, the Company enables customers to focus on their core businesses while supporting social safety, continuously refining its unique “in-house development × managed services” model to create distinctive value that cannot be replicated by competitors. The Company provides network security deployment and managed operations services based on domestically developed, proprietary products. Products offered through managed security services include the integrated internet security service using the Company’s proprietary dedicated device (VSR), the data backup service (VDaP), the endpoint security service (Vario EDR), and the Vario Managed LAN/Wi-Fi service. Integration services include the sale of VCR (Vario Communicate Router), a unified threat management (UTM) device for SMEs, and the Network Integration Service covering procurement and construction of network equipment.

The security services market in which the Company operates continues to expand due to the diversification of cyberattack threats, with enterprises increasingly outsourcing security operations and monitoring to security vendors due to the difficulty of managing sophisticated security measures in-house, driving growth in service adoption. In this market environment, the Internet Security Services business provides a one-stop service encompassing the deployment, management, operation, and maintenance of network security, and operates on a recurring revenue model in which fixed monthly fees (including initial fees) are collected from users, providing the Company with a stable revenue-generating business platform. The Company will continue to enhance its services and products in response to changes in the security environment.

(Reference) HEROZ Group Business Segments

Segment	AIX Business	AI Security Business
Related Companies	HEROZ, Inc. StrategIT Co., Ltd. AI Squared, Inc. Tifana.com, Inc. VOIQ Inc.	VarioSecure Inc.

Business Description	Business leveraging AI solutions, AI SaaS, and AI BPaaS strategy to drive AIX and AI revolution across industries	Business providing managed security services for 24/365 WORK in security, network and endpoint security, and integration services, aiming to achieve advanced internet security

Both companies’ AIX Business and AI Security Business are experiencing rapid technological innovation. In the AIX Business, as LLM technology advances rapidly, the scope of generative AI applications is expanding at pace. HEROZ accordingly pursues its strategy to deliver “Agentic Work” value through its HEROZ ASK business, developing various AI agents toward early realization of AI BPaaS. In the AI Security Business, as cloud adoption, changing

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

work styles, and increasingly sophisticated cyberattacks create security threats that transcend corporate boundaries, expanding beyond traditional managed security services to endpoint security and backup services is becoming a critical strategic imperative. Looking ahead, the Company believes that delivering services enabling “Agentic Work”—where AI autonomously executes and optimizes entire business operations—using generative AI and multi-domain AI agents will be indispensable.

HEROZ determined that, in order to address these management challenges, it is essential not only to leverage the human capital and technology resources of both companies, but also to enable agile and flexible decision-making for each company’s business growth, thereby achieving more efficient and nimble management for the HEROZ Group as a whole. The Parties entered into a capital and business alliance agreement in September 2022, through which HEROZ subscribed to the Company’s third-party allotment increase and acquired approximately 43% of the Company’s outstanding shares, making the Company a consolidated subsidiary.

Since then, while the Parties explored and partially advanced various cooperation initiatives in sales, technology, and corporate functions, the parent-subsidiary listing structure required constant consideration of conflicts of interest between the two companies, preventing full realization of anticipated synergies—including sales coordination between HEROZ ASK and the Company, new product development leveraging HEROZ’s AI technology, and cost reduction through joint procurement and shared governance infrastructure.

HEROZ therefore concluded that, in the current highly competitive and rapidly evolving technological environment, maintaining the parent-subsidiary listing structure would make AI-driven business execution extremely inefficient or impractical, and that implementing the Management Integration to pursue early realization of AI agent services is essential for enhancing both companies’ corporate value. Specifically, HEROZ envisions full-scale collaboration, including: cross-selling and cross-company proposals to customers through a holding company with group strategy functions; employee development through cross-business personnel exchanges among engineers, salespeople, and others; development of AI agents leveraging HEROZ’s AI expertise and technology; and utilization of fundraising capacity and networks. HEROZ believes these initiatives will create business synergies such as AI-powered automation and efficiency improvements for the Company’s services and development of new services leveraging HEROZ’s AI agent technology.

HEROZ and the Company also believe that the HEROZ Group can maximize synergies for the full-scale growth of the AI Security Business through efficiency gains in back-office functions via shared infrastructure, advancement of core system renewal projects through coordination of IT departments, and cost reductions through joint procurement of various IT tools.

HEROZ has consistently maintained a policy of not excluding any option for enhancing corporate value, and has therefore evaluated various possibilities for the HEROZ Group’s direction and the nature of its relationship with the Company. As a result of the foregoing analysis, HEROZ proposed the Management Integration to the Company in late October 2024, and both parties have since engaged in consultations and deliberations.

Upon receiving HEROZ’s proposal for the Management Integration, the Company independently assessed the impact on stakeholders of delisting the Company’s shares, including the benefits the Company had sought to achieve through its TSE listing in November 2020—including securing diverse and flexible funding channels, enhancing social credibility, and attracting talent and improving employee morale. The Company reached the conclusion that becoming a wholly-owned subsidiary of HEROZ through the Management Integration would maximize opportunities to enhance corporate value in existing business areas through shared infrastructure and back-office functions and active use of AI. With respect to the potential loss of benefits from listing, the Company concluded that: (i) while equity finance benefits would be lost, the Company would be able to access HEROZ Group financing as a Group member post-Share Exchange; (ii) social credibility would not immediately decline as the Company would become part of a TSE Standard Market-listed company’s group; (iii) the impact on talent recruitment would be negligible as Company name recognition and credibility would be maintained to a certain degree as a member of the HEROZ Group, employment conditions are not expected to be adversely changed post-Share Exchange, and employees would benefit from working as part of the TSE-listed HEROZ Group; and accordingly, the benefits sought through the Company’s listing would not be lost. The Company and HEROZ agreed that realizing the Management Integration would contribute to maximizing corporate value for the HEROZ Group as a whole, and on April 14, 2026, both Boards of Directors resolved to implement the Share Exchange to make the Company a wholly-owned subsidiary of HEROZ, and executed the Share Exchange Agreement.

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

Through the Management Integration, the Parties will transform significantly into a major enterprise advancing the AI BPaaS strategy, while enhancing overall Group governance to maximize value for all stakeholders.

2. Summary of the Share Exchange Agreement

The principal terms of the Share Exchange Agreement executed on April 14, 2026 are as follows:

Item	Terms

Wholly-Owning Parent (Share Exchange)	HEROZ, Inc.

Wholly-Owned Subsidiary (Share Exchange)	VarioSecure Inc.

Exchange Ratio	0.99 HEROZ common share per 1 VarioSecure common share (HEROZ shares held by HEROZ are excluded from the allocation)

Shares to be Issued by HEROZ	HEROZ common shares: approximately 2,558,688 shares (expected)

Effective Date	June 30, 2026 (expected)

Dividend Restriction	Dividend and Treasury Share Restriction: Neither party shall resolve to pay dividends with a record date falling between the Agreement date and the Effective Date, nor shall either party resolve to acquire treasury shares (other than as required by law in connection with the exercise of shareholders’ rights) with an acquisition date falling on or before the Effective Date.

3. Fairness of the Exchange Consideration

(1) Exchange Ratio and Allocation

(i) Allocation in the Share Exchange

	HEROZ (Wholly-Owning Parent)	VarioSecure (Wholly-Owned Subsidiary)

Share Exchange Ratio	1	0.99

HEROZ Shares to be Issued	2,558,688 HEROZ common shares (expected)	—

(Notes) 1. Exchange Ratio: 0.99 HEROZ common shares will be allocated per 1 VarioSecure common share. No shares will be allocated for HEROZ’s currently held VarioSecure shares (1,934,000 shares as of April 14, 2026). The exchange ratio may be adjusted by mutual agreement of the Parties if events materially affecting the ratio occur or come to light.

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

2. Shares to be issued: HEROZ will deliver to VarioSecure shareholders (excluding HEROZ) the number of HEROZ common shares calculated based on the exchange ratio in exchange for their VarioSecure common shares at the reference time immediately prior to HEROZ’s acquisition of all outstanding VarioSecure common shares (the “Reference Time”). The shares will be newly issued HEROZ common shares. The actual number of shares to be delivered may be adjusted, as the Company intends to cancel all treasury shares (4,427 shares as of April 14, 2026), including any shares acquired pursuant to dissenters’ appraisal rights under Article 785, Paragraph 1 of the Companies Act, by Board resolution, immediately prior to the Reference Time.

3. Treatment of fractional shares: VarioSecure shareholders receiving an allocation of less than one unit (100 shares) of HEROZ common shares will not be able to sell such shares on the TSE, but may use HEROZ’s share purchase program for fractional shares under Article 192, Paragraph 1 of the Companies Act.

4. Treatment of fractional shares of less than one share: VarioSecure shareholders receiving an allocation that includes a fraction of less than one HEROZ share will receive cash in lieu of such fractional shares in accordance with Article 234 of the Companies Act and other applicable law.

(ii) Treatment of Outstanding Stock Acquisition Rights

All unexercised stock acquisition rights issued by the Company that remain unexercised on the day immediately preceding the Effective Date will be acquired by the Company at no consideration based on the call provisions of such rights and cancelled as of the Reference Time. The relevant stock acquisition rights are as follows:

•	1st Series of Stock Acquisition Rights (Board resolution: May 16, 2017)

•	2nd Series of Stock Acquisition Rights (Board resolution: May 15, 2018)

The Company has not issued bonds with stock acquisition rights.

(iii) Basis and Rationale for the Exchange Ratio

(a) Basis and Rationale

To ensure the fairness and reasonableness of the exchange ratio in the Share Exchange, each party engaged an independent third-party financial advisor to provide a valuation of the exchange ratio. HEROZ engaged Plutus Consulting Co., Ltd. (“Plutus”) and the Company engaged Maxus Corporate Advisory Inc. (“Maxus Corporate Advisory”).

HEROZ, after carefully deliberating based on: (i) the valuation report on the exchange ratio received from Plutus on April 13, 2026; and (ii) legal advice from Mori Hamada & Matsumoto, determined that the exchange ratio is fair and not prejudicial to shareholders’ interests, and concluded that it is appropriate to proceed with the Share Exchange at such ratio.

The Company, after carefully deliberating based on: (i) the valuation report on the exchange ratio and fairness opinion received from Maxus Corporate Advisory on April 13, 2026 stating that the exchange ratio is fair from a financial point of view to the Company’s shareholders; (ii) legal advice from Anderson Mori & Tomotsune; and (iii) the written opinion (“Advisory Report”) received on April 14, 2026 from the Special Committee established in accordance with the procedures described in Section (3) “Measures Taken to Protect Shareholders’ Interests” below, determined that the exchange ratio is not prejudicial to shareholders’ interests, and concluded that it is appropriate to proceed with the Share Exchange at such ratio.

In addition, taking into account the results of the due diligence conducted in connection with the Management Integration and considering factors including financial condition, asset condition, and future outlook, and through careful negotiation and deliberation of the exchange ratio, both Parties concluded on April 14, 2026 that the final exchange ratio is fair and in the interests of their respective shareholders, and resolved to execute the Share Exchange Agreement including the exchange ratio.

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

The exchange ratio may be adjusted upon mutual agreement of the Parties if there is a material change in the underlying conditions.

(b) Valuation Details

(i) Names of Advisors and Their Relationships with the Parties

Plutus (HEROZ’s financial advisor) and Maxus Corporate Advisory (the Company’s financial advisor) are each independent of both Parties, are not related parties of either Party, and have no material conflicts of interest with respect to the Share Exchange. Plutus’s fee is a fixed retainer payable regardless of the outcome of the transaction, with no success fee. Maxus Corporate Advisory’s fee includes a success fee contingent on the consummation of the transaction; however, considering general market practice for comparable transactions, such success fee does not negate its independence.

(ii) Valuation Summary

(a) Valuation by Plutus

Since both HEROZ and the Company are listed on the TSE Standard Market and have observable market prices, Plutus applied the Market Price Method and the Discounted Cash Flow (DCF) Method to value each company’s shares. The exchange ratio ranges (expressed as the value per HEROZ share equal to 1) are as follows:

Method	Exchange Ratio Range

Market Price Method	0.87 – 0.89

DCF Method	0.69 – 1.10

For the Market Price Method, using April 13, 2026 as the reference date, Plutus used the closing price and the simple averages of closing prices over the 1-month, 3-month, and 6-month periods ending on the reference date for both HEROZ and the Company on the TSE Standard Market.

For the DCF Method, Plutus discounted the projected free cash flows of HEROZ (based on HEROZ’s financial projections for FY2026–FY2029) and the Company (based on the Company’s financial projections for FY2027–FY2029) to present value using a discount rate to derive enterprise value. Terminal value was calculated using the perpetuity growth model. The discount rate for HEROZ was 10.7%–13.1% with a terminal growth rate of 0%; the discount rate for the Company was 8.8%–11.9% with a terminal growth rate of 0%. HEROZ’s projections reflect a significant year-over-year increase in profits and free cash flow in certain fiscal years, driven primarily by expansion of existing AIX services and improved profitability from Group-wide operational efficiency gains. The Company’s projections reflect a significant year-over-year increase in profits and free cash flow in FY2028/2 due to front-loaded investments in new service development and sales force expansion, and in FY2029/2 due to reduced capital expenditures as initial investments normalize. Neither company’s projections assume the completion of the Share Exchange.

In preparing the above valuation of the exchange ratio, Plutus used information provided by both Parties and publicly available information as provided, and assumed that all materials and information subject to its analysis and review were accurate and complete, without independently verifying such accuracy or completeness. Plutus did not independently evaluate, appraise, or assess any individual assets or liabilities (including contingent liabilities) of either Party or their affiliates, nor did it request any third-party appraisal or assessment thereof. Plutus’s valuation of the exchange ratio reflects information and economic conditions available as of the valuation reference date. The financial projections of each Party (including profit plans and other information) were assumed to have been reasonably reviewed or prepared based on the best estimates and judgments currently available to the management of each Party.

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

(b) Valuation by Maxus Corporate Advisory

Since both HEROZ and the Company are listed on the TSE Standard Market, Maxus Corporate Advisory applied the Market Price Average Method and the DCF Method to value each company’s shares. The exchange ratio ranges are as follows:

Method	Exchange Ratio Range

Market Price Average Method	0.87 – 0.89

DCF Method	0.72 – 1.10

For the Market Price Average Method, using April 13, 2026 as the reference date, Maxus Corporate Advisory used the closing price and simple averages of closing prices over the 1-month, 3-month, and 6-month periods ending on the reference date for both HEROZ and the Company.

For HEROZ’s DCF valuation, based on HEROZ’s business plan for FY2026/4 through FY2029/4, the results of due diligence conducted by the Company, publicly available information, and other factors, Maxus Corporate Advisory applied a Sum-of-the-Parts (SOTP) analysis to appropriately reflect the distinct characteristics of HEROZ’s AIX Business and AI Security Business. For the AIX Business, the WACC was 9.7%–10.7% (incorporating a size risk premium), with terminal value calculated using the perpetuity growth model at a terminal growth rate of 0.0%–1.0%, yielding a terminal value of ¥11,959 million to ¥15,272 million. The AI Security Business was valued based on the DCF valuation of the Company multiplied by HEROZ’s shareholding.

For the Company’s DCF valuation, Maxus Corporate Advisory discounted projected free cash flows from FY2027/2 onward. The WACC was 9.1%–10.1% (incorporating a size risk premium), with terminal value at a terminal growth rate of 0.0%–1.0%, yielding a terminal value of ¥3,862 million to ¥4,994 million.

Maxus Corporate Advisory’s DCF projections for both companies include fiscal years with significant year-over-year profit growth, for the same reasons described in Plutus’s analysis above. Neither company’s projections assume the completion of the Share Exchange.

The Company’s business plan underlying Maxus Corporate Advisory’s DCF analysis was prepared by the Company in connection with its review of the Share Exchange. The business plan was prepared by formulating revenue forecasts and investment plans taking into account the business performance of the Internet Security Services business through FY2026/2 and incorporating the business investments necessary for future business growth. HEROZ was not involved in the specific process of preparing the numerical figures in the plan. The Special Committee confirmed that the Company’s business plan was prepared by persons independent from HEROZ, received explanations regarding the material assumptions, and after confirming the reasonableness of the content, material assumptions, and preparation process of the final business plan, approved the plan.

In preparing the above valuation of the exchange ratio, Maxus Corporate Advisory used information provided by both Parties, information obtained through hearings, and publicly available information as provided, and assumed that all such materials and information were accurate and complete, that there were no facts or circumstances that could have a material impact on the valuation of the exchange ratio, and that no undisclosed facts existed, without independently verifying such accuracy or completeness. Maxus Corporate Advisory did not independently evaluate or appraise any individual assets or liabilities (including derivative transactions, off-balance sheet assets and liabilities, and other contingent liabilities) of either Party or their affiliates, nor did it request any third-party evaluation, appraisal, or assessment thereof. The financial projections of both Parties referenced in such valuation were assumed to have been reasonably prepared based on the best estimates and judgments currently available to the persons who prepared each Party’s business plan, and such valuation was based on information and economic conditions as of April 13, 2026.

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

The Company’s financial projections underlying Maxus Corporate Advisory’s DCF analysis are presented below:

(¥ millions)	FY2027/2	FY2028/2	FY2029/2
Net Revenue	2,965	3,246	3,670
Operating Income	460	640	751
EBITDA	695	911	1,060
Free Cash Flow	222	169	555

Maxus Corporate Advisory also delivered to the Company a fairness opinion dated April 13, 2026, stating that, in its opinion and subject to certain assumptions, the exchange ratio in the Share Exchange is fair from a financial point of view to the Company’s general shareholders. (Note) The fairness opinion states that, based on the market price average method and DCF method analyses described above, the exchange ratio agreed upon by the Parties is fair from a financial point of view to the Company’s general shareholders. The financial projections underlying the DCF analysis do not take into account any synergies expected to result from the Share Exchange.

In rendering its opinion in the fairness opinion, Maxus Corporate Advisory adopted publicly available information and information provided by both Parties as accurate and complete, and has not independently verified such accuracy or completeness. Maxus Corporate Advisory has assumed that the persons who prepared each Party’s business plan were not aware of any facts or circumstances that would render such information inaccurate or misleading in any material respect. The business plans of both Parties were assumed to have been reasonably prepared based on the best estimates and judgments currently available to the persons who prepared each Party’s business plan. Maxus Corporate Advisory has not independently verified the feasibility of either Party’s business plan, has relied on such plans, and does not express any opinion regarding the content or underlying assumptions of such plans.

The opinion expressed in the fairness opinion is based on information available as of April 13, 2026. If facts arise that render the information obtained materially erroneous, or if circumstances change thereafter, such changes may affect the opinion expressed in the fairness opinion. Maxus Corporate Advisory has not independently evaluated or appraised the assets or liabilities (including, without limitation, off-balance sheet assets and liabilities and other contingent liabilities) of either Party or their affiliates. Maxus Corporate Advisory has no obligation to conduct a physical inspection of the assets of either Party, nor has it evaluated the solvency or fair value of either Party under applicable bankruptcy, corporate reorganization, civil rehabilitation, special liquidation, or other insolvency proceedings.

With respect to any information requested by Maxus Corporate Advisory from either Party that was not provided or disclosed and could not otherwise be obtained for use as a basis for valuation, Maxus Corporate Advisory has, with the consent of the Company, used assumptions that Maxus Corporate Advisory considered reasonable and appropriate. Maxus Corporate Advisory has not independently verified the impact on the future financial condition of either Party if such assumptions prove to be materially different from actual facts.

Maxus Corporate Advisory has assumed, without independent verification, that the Share Exchange will be completed in a timely manner without material changes to its terms, that necessary governmental and regulatory approvals or consents will be obtained without delays, restrictions, or conditions that could adversely affect the expected benefits of the Share Exchange, and that the content of such approvals and consents will not affect the exchange ratio. It is also assumed that neither Party has exchanged, nor will exchange in the future, any agreements or documents that would materially affect the exchange ratio. Maxus Corporate Advisory has confirmed with both Parties and assumed that, in addition to information provided or disclosed by both Parties, there are no contingent liabilities or off-balance sheet liabilities that would materially affect the exchange ratio.

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

The fairness opinion is not intended to, and does not constitute, advice to the Company regarding whether to approve the Share Exchange. Furthermore, the fairness opinion does not express any opinion or view regarding the relative merits of the Share Exchange compared to other strategies or transactions that the Company may be able to utilize or execute, or regarding the business decision underlying the Company’s decision to execute or continue the Share Exchange. The fairness opinion does not express any opinion or recommendation regarding how shareholders should vote or act with respect to the Share Exchange or any related matters. Maxus Corporate Advisory does not express any opinion regarding the price at which or at which the shares of either Party should be traded prior to the effectiveness of the Share Exchange.

Maxus Corporate Advisory’s opinion is based on the financial, economic, market, and other conditions in effect, and information available to Maxus Corporate Advisory, as of April 13, 2026. Events occurring after such date may affect the opinion expressed in the fairness opinion and the assumptions used in preparing it; however, Maxus Corporate Advisory assumes no obligation to update, revise, or reconfirm the fairness opinion.

(2) Rationale for Selecting HEROZ Shares as Exchange Consideration

The Company and HEROZ selected HEROZ common shares as the exchange consideration in the Share Exchange. As HEROZ is listed on the TSE Standard Market, its shares will remain tradable on such market after the Effective Date, and the Company’s shareholders will be able to benefit from the synergies arising from the Share Exchange. Accordingly, the Company believes this selection is appropriate.

Upon the Effective Date of the Share Exchange (expected June 30, 2026), the Company will become a wholly-owned subsidiary of HEROZ and its common shares will be delisted from the TSE Standard Market pursuant to TSE delisting standards on June 26, 2026. After delisting, the Company’s common shares will no longer be tradable on the TSE; however, HEROZ common shares received by the Company’s shareholders in the Share Exchange will remain listed on the TSE Standard Market and will be tradable after the Effective Date.

Shareholders of the Company who receive an allocation of 100 or more HEROZ common shares will be able to trade at least one unit of shares on the TSE Standard Market (though partial fractional allocations may occur). Shareholders who receive fewer than 100 HEROZ shares will become fractional shareholders of HEROZ. Fractional shares cannot be sold on a stock exchange but may be tendered to HEROZ’s fractional share repurchase program. For details, please refer to the relevant section under Proposal No. 1, Section 3(1)(i)(Note 3).

For details on the treatment of fractions of less than one share, please refer to Proposal No. 1, Section 3(1)(i)(Note 4).

Shareholders of the Company may continue to trade their Company shares on the TSE Standard Market as usual through the last trading day of June 25, 2026 (expected), and may exercise their legally prescribed rights until the Reference Time.

(3) Measures to Protect Shareholders’ Interests

Since HEROZ already holds 1,934,000 shares of the Company’s common stock (representing 42.8% of the Company’s issued and outstanding shares as of April 14, 2026) and the Company qualifies as a consolidated subsidiary of HEROZ, both parties determined that it was necessary to ensure the fairness of the exchange ratio and implemented the following measures to ensure fairness (including measures to avoid conflicts of interest):

(i) Engagement of Independent Third-Party Financial Advisors and Fairness Opinion

To ensure the fairness and reasonableness of the exchange ratio, HEROZ engaged Plutus, and the Company engaged Maxus Corporate Advisory, to each provide a valuation report on the exchange ratio. The Company also obtained a fairness opinion from Maxus Corporate Advisory stating that the exchange ratio is fair from a financial point of view to the Company’s shareholders. Please refer to Section 3(1)(iii)(b) for summaries of the valuation reports and fairness opinion. Plutus and Maxus Corporate Advisory are each independent of both Parties and have no material conflicts of interest with either Party.

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

(ii) Engagement of Independent Legal Advisors

HEROZ engaged Mori Hamada & Matsumoto as its legal advisor, receiving legal advice on the procedures and the Board’s decision-making process. The Company engaged Anderson Mori & Tomotsune as its legal advisor, receiving legal advice on the procedures and the Board’s decision-making process. Both law firms are independent of both Parties and have no material conflicts of interest.

(iii) Establishment of and Receipt of Report from an Independent Special Committee

(a) Background

Upon receiving the Management Integration proposal from HEROZ in late October 2024 and commencing specific deliberations regarding the Share Exchange, the Company established a Special Committee (the “Special Committee”) on November 15, 2024, consisting of three (3) outside directors serving as Audit and Supervisory Committee members—Keiko Hata, Kana Takahashi, and Motoi Moriwaki—each of whom is independent from HEROZ and from the outcome of the Share Exchange and has been designated as an independent officer with the TSE. Ms. Takahashi was elected as chair by the Special Committee members. Special Committee compensation is based on time spent and is not contingent on the outcome of or the content of any report on the Share Exchange.

The Company referred the following matters to the Special Committee: (a) whether the purpose of the Share Exchange is reasonable (including whether it contributes to the Company’s corporate value); (b) whether the terms and conditions of the Share Exchange (including the exchange ratio) are fair; (c) whether sufficient consideration has been given to the interests of the Company’s general shareholders through fair procedures; and (d) whether, taking into account the foregoing (a) through (c), the Share Exchange is not prejudicial to the Company’s general shareholders. (Pursuant to TSE amendments to the Securities Listing Regulations effective July 22, 2025, the Company revised matters (c) and (d) at its Board meeting of August 19, 2025 to reference “general shareholders” instead of “minority shareholders.” The revised matters are collectively referred to herein as the “Referred Matters.”) The Board of Directors resolved to: (x) accord maximum respect to the Special Committee’s findings in making the Board’s decision; and (y) not consent to the transaction if the Special Committee determines that the terms are not appropriate.

The Board also granted the Special Committee the authority to: (i) confirm the negotiation strategy with respect to the Share Exchange terms (including the exchange ratio) in advance, receive timely updates on negotiations, and express opinions, instructions, and requests at critical junctures, thereby having substantive influence over or participation in the negotiation process; (ii) approve (including retroactive approval) the Company’s advisors and engage its own independent advisors at the Company’s expense; and (iii) if the Special Committee deems it necessary, directly negotiate the terms of the transaction. (The authority in (i) was updated at the Board meeting of March 17, 2026 to add the right for the Special Committee, if it deems necessary, to directly conduct deliberations and negotiations on transaction terms.)

(b) Deliberation Process

The Special Committee held a total of 51 meetings between November 15, 2024 and April 14, 2026, and also engaged in information gathering and deliberations via email and other means between meetings.

The Special Committee confirmed the independence and expertise of Maxus Corporate Advisory (the Company’s financial advisor) and Anderson Mori & Tomotsune (the Company’s legal advisor) and approved their engagement. The Special Committee determined not to engage its own separate advisors. The Special Committee received explanations from both Parties regarding the purpose of the Share Exchange, its background, expected synergies, post-merger management policies, and treatment of employees, and engaged in Q&A sessions. The Committee sent written questions to HEROZ on seven (7) occasions between December 2024 and April 2026 and received responses. The Committee also received explanations from the Company regarding the preparation process and content of the Company’s business plan used as the basis for the exchange ratio valuation. The Committee received legal advice from

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

Anderson Mori & Tomotsune regarding the Board’s decision-making process, Special Committee operations, and fairness procedures. The Committee received a presentation from Maxus Corporate Advisory on its valuation methodology and results and engaged in Q&A sessions. The Special Committee was substantially involved in the negotiation process with HEROZ through multiple rounds of deliberations on negotiation strategy and expressions of opinions regarding the exchange ratio.

(c) Findings

After carefully deliberating the Referred Matters through the foregoing process, the Special Committee unanimously submitted a written opinion to the Company’s Board of Directors on April 14, 2026, concluding that the Share Exchange is fair to the Company’s general shareholders. The full text of the opinion is included as an attachment to the press release dated April 14, 2026 entitled “Notice Regarding Management Integration of HEROZ, Inc. and VarioSecure Inc.”

(iv) Unanimous Approval by Disinterested Directors

At the Company’s Board of Directors’ meeting held on April 14, 2026, of the seven (7) directors (including three (3) Audit and Supervisory Committee members), three directors—Takahiro Hayashi, Keiichi Iguchi, and Hiroya Mori—were excluded from deliberation and voting because they concurrently serve as directors of HEROZ, and the remaining four (4) directors unanimously approved the Share Exchange. These three directors also did not participate in any negotiations with HEROZ on the Company’s behalf.

(v) Independent Review Structure

The Company established an internal structure to examine, negotiate, and determine matters relating to the Share Exchange independently of HEROZ. Specifically, from the date of receipt of HEROZ’s proposal in late October 2024, the Company ensured that all deliberations, negotiations with HEROZ, and preparation of the business plan used as the basis for the exchange ratio valuation were conducted by a team that excluded any persons with concurrent positions at HEROZ (including Directors Hayashi, Iguchi, and Mori) and any persons seconded from or transferred from HEROZ. The Special Committee confirmed the independence of this structure at its meeting held on June 30, 2025. The Special Committee has confirmed that there are no issues with the Company’s review structure from the perspective of independence and fairness, including the foregoing arrangements.

(4) Fairness of Capital and Reserve Amounts of HEROZ (the Wholly-Owning Parent)

The amounts of capital stock, legal capital surplus, and retained earnings surplus to be increased by HEROZ as a result of the Share Exchange shall be determined by HEROZ in accordance with Article 39 of the Company Accounting Regulations, taking into consideration HEROZ’s financial condition, capital policies, and other circumstances, within the limits prescribed by law. The Company has determined that this treatment is appropriate.

4. Reference Information Regarding the Exchange Consideration

(1) Articles of Incorporation of HEROZ

HEROZ’s articles of incorporation have been posted in accordance with the Company’s articles of incorporation (Article 15) and applicable law on the Company’s website (https://www.variosecure.net/ir/library4/), the shareholder meeting materials posting website (https://d.sokai.jp/4494/teiji/), and the TSE website (https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show=Show).

(2) Market for Trading the Exchange Consideration

(i) HEROZ shares are listed and traded on the TSE Standard Market.

(ii) HEROZ shares are brokered by securities firms across Japan.

(iii) Transfer restrictions: Not applicable.

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

(3) Market Price of the Exchange Consideration

The average closing prices of HEROZ shares on the TSE Standard Market for the 1-month, 3-month, and 6-month periods ending on April 13, 2026 (the business day immediately preceding the announcement of the Share Exchange Agreement on April 14, 2026) were ¥844, ¥838, and ¥875, respectively. Market price information for HEROZ shares is available on the TSE website (https://www.jpx.co.jp/).

(4) Financial Statements of HEROZ for the Past Five Fiscal Years

HEROZ has filed annual securities reports (Yukashoken Hokokusho) pursuant to Article 24, Paragraph 1 of the Financial Instruments and Exchange Act for each of the most recent five fiscal years; accordingly, description of such financial statements is omitted herein.

5. Matters Regarding Stock Acquisition Rights in the Share Exchange

Not applicable.

All outstanding stock acquisition rights of the Company as of the Reference Time will be acquired by the Company at no consideration, subject to approval of the Share Exchange Agreement at the Company’s Annual Meeting of Shareholders, and cancelled as of the Reference Time. The Company has not issued bonds with stock acquisition rights.

6. Financial Statements

(1) HEROZ’s Financial Statements for the Most Recent Fiscal Year

HEROZ’s financial statements for the most recent fiscal year (FY2025, ending April 2025) are posted in accordance with applicable law and the Company’s articles of incorporation (Article 15) on the Company’s website (https://www.variosecure.net/ir/library4/), the shareholder meeting materials posting website (https://d.sokai.jp/4494/teiji/), and the TSE website.

(2) Material Events Occurring After the Most Recent Fiscal Year-End

(i) The Company

(a) Execution of the Share Exchange Agreement

By resolution of the Company’s Board of Directors on April 14, 2026, the Company determined to implement the Share Exchange with HEROZ as the wholly-owning parent and the Company as the wholly-owned subsidiary, and executed the Share Exchange Agreement on the same date. Please refer to Section 2 above for a summary of the Share Exchange Agreement.

(b) Cancellation of Treasury Shares

By resolution of the Company’s Board of Directors prior to the day preceding the Effective Date, the Company intends to cancel all treasury shares held immediately prior to the Reference Time (including any shares acquired pursuant to dissenters’ appraisal rights under Article 785, Paragraph 1 of the Companies Act) as of the Reference Time.

(ii) HEROZ

(a) Execution of the Share Exchange Agreement

By resolution of HEROZ’s Board of Directors on April 14, 2026, HEROZ determined to implement the Share Exchange with HEROZ as the wholly-owning parent and the Company as the wholly-owned subsidiary, and executed the Share Exchange Agreement on the same date.

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

(b) Execution of Share Transfer Agreement

By resolution of HEROZ’s Board of Directors held on April 20, 2026, HEROZ entered into a share transfer agreement on the same date to sell all shares (79,499 shares) of its consolidated subsidiary StrategIT Co., Ltd. held by HEROZ to GMO GlobalSign Holdings K.K. The transfer price is ¥424,604 thousand, and the transfer is expected to be completed on April 30, 2026.

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

Share Exchange Agreement (Copy)

HEROZ, Inc. (“Party A”) and VarioSecure Inc. (“Party B”) enter into the following Share Exchange Agreement (this “Agreement”) on April 14, 2026 (the “Execution Date”).

Article 1 (Share Exchange)

Party A and Party B shall, in accordance with this Agreement, effect a share exchange (the “Share Exchange”) with Party A as the wholly-owning parent company and Party B as the wholly-owned subsidiary company, pursuant to which Party A shall acquire all issued shares of Party B (excluding shares held by Party A; the same applies hereinafter).

Article 2 (Corporate Name and Address)

(1) Party A (Wholly-Owning Parent Company): HEROZ, Inc., 5-31-17 Shiba, Minato-ku, Tokyo, PMO Tamachi

(2) Party B (Wholly-Owned Subsidiary Company): VarioSecure Inc., 1-6 Kanda Nishikicho, Chiyoda-ku, Tokyo

Article 3 (Shares to Be Delivered and Allocation)

(1) In the Share Exchange, Party A shall deliver to Party B’s shareholders (as of immediately prior to the Reference Time, after cancellation of treasury shares pursuant to Article 9, Paragraph 2, excluding Party A) HEROZ common shares in lieu of Party B common shares, in a number calculated by multiplying the aggregate number of Party B common shares held by such shareholders by 0.99.

(2) In the Share Exchange, Party A shall allocate to Party B’s shareholders as of the Reference Time HEROZ common shares at a ratio of 0.99 HEROZ common share per one (1) Party B common share held by such shareholders (such ratio hereinafter referred to as the “Exchange Ratio”).

(3) In the event that the number of Party A common shares to be allocated to Party B’s shareholders pursuant to the preceding two paragraphs includes a fraction of less than one (1) share, Party A shall handle such fraction in accordance with Article 234 of the Companies Act and other applicable laws and regulations.

Article 4 (Capital and Reserves of Party A)

The amounts of capital stock, legal capital surplus, and retained earnings surplus to be increased by Party A shall be determined by Party A in accordance with Article 39 of the Company Accounting Regulations.

Article 5 (Effective Date)

The Effective Date of the Share Exchange shall be June 30, 2026. The Effective Date may be changed by mutual agreement of the Parties if necessary for procedural or other reasons.

Article 6 (Shareholder Approval)

Party A shall implement the Share Exchange without obtaining shareholder approval pursuant to Article 796, Paragraph 2 of the Companies Act; provided, however, that if shareholder approval becomes required under Article 796, Paragraph 3, Party A shall seek shareholder approval by the day preceding the Effective Date. Party B shall seek shareholder approval for this Agreement and other necessary matters at a general meeting of shareholders held by the day preceding the Effective Date pursuant to Article 783, Paragraph 1 of the Companies Act.

Article 7 (Conduct of Business)

From the Execution Date until the Effective Date, Party A and Party B (and their respective subsidiaries, excluding Party B and its subsidiaries with respect to Party A) shall manage their affairs with the care of a prudent manager. Except as otherwise provided in this Agreement, neither party shall, and shall not cause its subsidiaries to, take any action that poses a specific risk of materially affecting the implementation of the Share Exchange or the Exchange Ratio, unless such party has consulted with the other party in advance and obtained written agreement from such other party.

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

Article 8 (Dividends)

Neither Party A nor Party B shall resolve to pay dividends with a record date falling between the Execution Date and the Effective Date, or to acquire treasury shares (other than as required by law in connection with the exercise of shareholders’ rights) with an acquisition date falling before the Effective Date.

Article 9 (Cancellation of Stock Acquisition Rights and Treasury Shares)

Upon approval of this Agreement at Party B’s general meeting of shareholders (and, if Party A’s shareholder approval is required under Article 6 proviso, at both parties’ shareholder meetings), Party B shall take all necessary actions (including passing a resolution at Party B’s Board of Directors for the cancellation of such stock acquisition rights) to (a) acquire at no consideration, with the approval of this Agreement at Party B’s general meeting of shareholders as the trigger for such acquisition, all outstanding stock acquisition rights of Party B as of the Reference Time by the day preceding the Effective Date, and cancel them as of the Reference Time; and (b) cancel by Board resolution all treasury shares held by Party B as of the Reference Time (including shares acquired pursuant to dissenters’ appraisal rights under Article 785, Paragraph 1 of the Companies Act) immediately prior to the Reference Time.

Article 10 (Amendment or Termination)

If events materially obstructing the implementation of the Share Exchange occur or become apparent between the Execution Date and the Effective Date, or if the purpose of this Agreement otherwise becomes difficult to achieve, the Parties may by mutual agreement amend the terms of the Share Exchange, suspend the Share Exchange, or terminate this Agreement.

Article 11 (Termination of Agreement)

This Agreement shall terminate upon: (i) failure to obtain Party B shareholder approval by the day preceding the Effective Date; (ii) failure to obtain Party A shareholder approval where required under Article 6 proviso; (iii) failure to obtain required governmental or regulatory approvals prior to the Effective Date; or (iv) termination pursuant to Article 10.

Article 12 (Governing Law and Jurisdiction)

This Agreement shall be governed by and construed in accordance with the laws of Japan. The Tokyo District Court shall have exclusive jurisdiction over any disputes arising in connection with this Agreement.

Article 13 (Miscellaneous)

Any matters not set forth in this Agreement, or any ambiguity regarding the contents hereof, shall be resolved by good-faith consultation between the Parties.

IN WITNESS WHEREOF, the Parties have executed two (2) original counterparts of this Agreement, each party retaining one (1) original, as of April 14, 2026.

Party A: HEROZ, Inc., 5-31-17 Shiba, Minato-ku, Tokyo PMO Tamachi

President and Representative Director (CEO): Takahiro Hayashi

Party B: VarioSecure Inc., 1-6 Kanda Nishikicho, Chiyoda-ku, Tokyo

President and Representative Director: Shoichi Onoe

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

Proposal No. 2: Election of Four (4) Directors (Excluding Audit and Supervisory Committee Members)

The terms of four (4) directors (excluding Audit and Supervisory Committee members) will expire at the conclusion of this Annual Meeting. We therefore request the election of four (4) directors (excluding Audit and Supervisory Committee members). This proposal was reviewed and approved by the Nomination Committee, which is comprised of a majority of independent outside directors.

No.	Name (Date of Birth)	Career Summary and Significant Concurrent Positions

1	Tomohiro Takahashi (Born: Dec. 30, 1976)	Apr. 1999: Joined NEC Corporation (BIGLOBE Division, Corporate Planning Dept.) Apr. 2009: Co-founded HEROZ, Inc.; Representative Director (COO) Jul. 2023: Director (CRO) of HEROZ, Inc. (current) Mar. 2024: Director of Tifana.com, Inc. (current) May 2025: Director of VOIQ Inc. (current) Significant Concurrent Positions: Tifana.com, Inc. – Director VOIQ Inc. – Director

2	Takahiro Hayashi (Born: Dec. 20, 1976)	Joined NEC Corporation (IT Strategy Dept., Corporate Planning Dept.) Co-founded HEROZ, Inc.; President and Representative Director (CEO) (current) StrategIT Co., Ltd. – Director (current) VarioSecure Inc. – Director (current) Rakumachi Inc. (formerly First Logic Inc.) – Outside Director (current) AI Squared, Inc. – Director (current) Tifana.com, Inc. – Director (current) VOIQ Inc. – Director (current) Significant Concurrent Positions: HEROZ, Inc. – President and Representative Director (CEO) StrategIT Co., Ltd. – Director Rakumachi Inc. – Outside Director AI Squared, Inc. – Director Tifana.com, Inc. – Director VOIQ Inc. – Director

3	Keiichi Iguchi (Born: Jul. 19, 1978)	Joined NEC Corporation (Central Research Laboratory) Joined Donuts Inc. – Development Manager Founded Ginger Inc. – Director Joined HEROZ, Inc. – Development Manager HEROZ, Inc. – Director (CTO) (current) VarioSecure Inc. – Outside Director; subsequently Director (current) VOIQ Inc. – Director (current) Significant Concurrent Positions: HEROZ, Inc. – Director (CTO) VOIQ Inc. – Director

4	Hiroya Mori (Born: Oct. 19, 1973)	Joined Century Audit Corporation (now EY Shin Nihon LLC) Joined Intellaset Inc. Joined Intelligence Inc. (now Persol Career Co., Ltd.) Transferred to Temp Holdings Co., Ltd. (now Persol Holdings Co., Ltd.) – Group CFO Joined HEROZ, Inc. – Executive Officer (CFO) StrategIT Co., Ltd. – Director (current) VarioSecure Inc. – Director (current) HEROZ, Inc. – Director (CFO) (current) AI Squared, Inc. – Director (current) Tifana.com, Inc. – President and Representative Director (current) VOIQ Inc. – Director (current) Significant Concurrent Positions: HEROZ, Inc. – Director (CFO) StrategIT Co., Ltd. – Director AI Squared, Inc. – Director Tifana.com, Inc. – President and Representative Director VOIQ Inc. – Director

(Notes)

1. Tomohiro Takahashi is the Representative Director (CRO) of HEROZ, Inc., which has entered into a capital and business alliance agreement with the Company.

2. Takahiro Hayashi is the President and Representative Director (CEO) of HEROZ, Inc., which has entered into a capital and business alliance agreement with the Company.

3. Keiichi Iguchi is a Director (CTO) of HEROZ, Inc., which has entered into a capital and business alliance agreement with the Company.

4. Hiroya Mori is a Director (CFO) of HEROZ, Inc., which has entered into a capital and business alliance agreement with the Company.

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

5. There are no material conflicts of interest between any nominees other than the four listed above and the Company.

6. The Company has entered into liability limitation agreements with Takahiro Hayashi, Keiichi Iguchi, and Hiroya Mori pursuant to Article 427, Paragraph 1 of the Companies Act. If their reappointment is approved, these agreements will continue. If Tomohiro Takahashi’s appointment is approved, the Company intends to enter into a similar agreement with him. The maximum liability under such agreements is the amount prescribed by applicable law.

7. The Company has entered into a D&O liability insurance policy covering directors; if elected, all nominees will be included as insured parties. The policy is expected to be renewed on substantially the same terms.

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

Proposal No. 3: Election of Three (3) Directors Who Are Members of the Audit and Supervisory Committee

The terms of three (3) directors serving as Audit and Supervisory Committee members will expire at the conclusion of this Annual Meeting. We therefore request the election of three (3) such directors. This proposal has been approved by the Audit and Supervisory Committee.

No.	Name (Date of Birth)	Career Summary, Reason for Nomination, and Significant Concurrent Positions

1	Keiko Hata (Born: Jan. 6, 1971) [Outside/Independent]	Apr. 1994: Joined Japan Air Self-Defense Force (Ministry of Defense) May 2007: Joined Fukuoka SoftBank Hawks Corp. May 2008: Joined Smiles Co., Ltd. – Head of HR & Administration, Corporate Division Apr. 2014: Joined Sibon Co., Ltd. Jul. 2015: Joined Terada Warehouse, Inc. Apr. 2016: Executive Officer, Head of HR Development Aug. 2017: Senior Executive Officer, Head of HR Development May 2018: Managing Executive Officer, Head of HR Development Nov. 2018: President and Representative Director (CEO) of HOP Inc. (current) Sep. 2020: Director (CHRO/CCO) of FarmShip Inc. May 2024: Outside Director (Audit and Supervisory Committee Member) of VarioSecure Inc. (current) Significant Concurrent Positions: HOP Inc. – President and Representative Director (CEO) Reason for nomination: Ms. Hata has extensive experience in human capital development, and is expected to provide appropriate advice on HR strategy, talent utilization, and organizational revitalization.

2	Kana Takahashi (Born: Mar. 12, 1984) [Outside/Independent]	Sep. 2007: Admitted to the Bar (Japan) Sep. 2007: Joined Mori Hamada & Matsumoto Aug. 2016: Joined Chugai Pharmaceutical Co., Ltd. Nov. 2018: Joined Hifumi General Law Office (current) Apr. 2022: Outside Audit & Supervisory Board Member, White Essence Inc. Oct. 2022: Outside Audit & Supervisory Board Member, matsuri technologies Inc. (current) May 2024: Outside Director (Audit and Supervisory Committee Member) of VarioSecure Inc. (current) Nov. 2024: Supervisory Officer, Canadian Solar Infrastructure Fund (current) Mar. 2025: Director (Audit and Supervisory Committee Member), Renatasu Inc. (current) Apr. 2025: Supervisory Officer, Kasumigaseki Hotel REIT Investment Corp. (current) Significant Concurrent Positions: Hifumi General Law Office – Attorney at Law matsuri technologies Inc. – Outside Audit & Supervisory Board Member Canadian Solar Infrastructure Fund – Supervisory Officer Renatasu Inc. – Director (Audit and Supervisory Committee Member) Kasumigaseki Hotel REIT Investment Corp. – Supervisory Officer Reason for nomination: Although Ms. Takahashi has not been directly involved in corporate management, her advanced legal expertise as an attorney is valuable for overseeing management from a legal perspective to strengthen corporate governance.

3	Motoi Moriwaki (Born: Mar. 25, 1979) [Outside/Independent]	Apr. 2002: Joined Baseball Magazine Corp. (now BBM Sports Commission Inc.) Jan. 2008: Joined Sogo Rinsho Holdings Inc. (now EPLink Inc.) Jul. 2009: Joined Apload Inc. Apr. 2011: Joined en Japan Inc. Jan. 2023: Head of CFO Office, BuySell Technologies Co., Ltd. May 2024: Outside Director (Audit and Supervisory Committee Member) of VarioSecure Inc. (current) Apr. 2026: Head of IR Dept., Finance & IR Strategy Division, BuySell Technologies Co., Ltd. (current) Reason for nomination: Although Mr. Moriwaki has not been directly involved in corporate management, his deep expertise in IR and finance enables him to oversee and advise on management from a fair and neutral perspective.

(Notes)

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

1. There are no material conflicts of interest between any nominee and the Company.

2. Ms. Hata, Ms. Takahashi, and Mr. Moriwaki are nominated as outside director candidates for the Audit and Supervisory Committee.

3. Each nominee’s current term expires at the conclusion of this Annual Meeting, having served two (2) years as outside directors serving as Audit and Supervisory Committee members.

4–6. Reasons for nomination are included in the table above.

7. Ms. Hata, Ms. Takahashi, and Mr. Moriwaki are designated as independent officers as required by the TSE and are expected to continue to be so designated if elected.

8. Liability limitation agreements with Ms. Hata, Ms. Takahashi, and Mr. Moriwaki will continue if their reappointment is approved. The maximum liability under such agreements is the amount prescribed by applicable law.

9. The D&O liability insurance policy will cover all nominees if elected. The policy is expected to be renewed on substantially the same terms.

(Reference) Post-Meeting Board Skills Matrix (Expected)

If all nominees are elected as proposed, the Board’s skills matrix will be as follows:

Name	Corporate Mgmt.	Corp. Governance	IT/Digital	Technology/ R&D	Sales/ Marketing	Finance/ Accounting	HR/Talent Dev.	International

Tomohiro Takahashi	•		•		•

Takahiro Hayashi	•	•	•				•

Keiichi Iguchi	•		•	•

Hiroya Mori	•	•				•

Keiko Hata (Outside)	•	•					•

Kana Takahashi (Outside)	•	•						•

Motoi Moriwaki (Outside)	•				•	•

END

VarioSecure Inc. | Notice of the 11th Annual Meeting of Shareholders

Venue Access Map

Venue: CONFERENCE, 3F Kanda Square, 2-1 Kanda Nishikicho, Chiyoda-ku, Tokyo

Transport	Station / Line	Exit / Walking Time

Tokyo Metro	Chiyoda Line “Shin-Ochanomizu” Station	Exit B7 – approx. 3 min.

	Marunouchi Line “Awajicho” Station	Exit B7 – approx. 3 min.

Toei Subway	Shinjuku Line “Ogawamachi” Station	Exit B7 – approx. 3 min.

Tokyo Metro	Hanzomon Line “Jimbocho” Station	Exit A9 – approx. 5 min.

Tokyo Metro	Tozai Line “Takebashi” Station	Exit 3b – approx. 6 min.

Tokyo Metro	Chiyoda Line “Otemachi” Station	Exit C2b – approx. 8 min.

JR	Chuo/Sobu Lines “Ochanomizu” Station	Hijiri Bridge Exit – approx. 9 min.

JR	Multiple Lines, “Kanda” Station	Exit 4 / North Exit – approx. 10 min.